Exhibit 99.1

Fifth Street Finance Corp. Expands its Syndicated Bank Credit Facility

to $380 Million and Lowers Pricing to LIBOR + 2.75% per Annum

WHITE PLAINS, N.Y., December 3, 2012 – Fifth Street Finance Corp. (Nasdaq:FSC) (“Fifth Street”) announced today the successful amendment of the terms of its syndicated bank credit facility led by ING Capital LLC.

The amended facility includes an increase in size to $380 million from $230 million and an increase in the accordion feature to $600 million from $300 million, allowing for potential future expansion. The amended facility includes 10 banks, with five new banks joining the syndicate group. Pricing on the amended facility is reduced to LIBOR plus 2.75% per annum, with no LIBOR floor. The amended facility has a four-year maturity, extending the maturity date from February 29, 2016 to November 30, 2016.

The amended facility also includes higher advance rates across multiple types of investments and greater flexibility on eligible collateral.

“We are pleased to have amended our syndicated bank credit facility led by ING to increase its capacity over 65% and at a lower cost. The changes to the facility reflect the growth in Fifth Street’s platform, the quality of our portfolio and our investment grade credit ratings,” commented Fifth Street’s President, Bernard D. Berman.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp. s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.

About ING Capital LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Fifth Street Finance Corp. – Investor Contact:

Dean Choksi, Senior VP of Finance & Head of Investor Relations

Fifth Street Finance Corp.

(914) 286-6855

dchoksi@fifthstreetfinance.com

Fifth Street Finance Corp. – Media Contact:

Steve Bodakowski

Prosek Partners

(203) 254-1300 ext. 141

prosek-fifthstreet@Prosek.com

ING Deal Contact:

Patrick Frisch, Managing Director

(646) 424-6912

patrick.frisch@americas.ing.com